Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

        We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-197123) of Loxo Oncology, Inc. of our report dated May 14, 2014, except for the effects of the matter discussed in Note 11, which is as of July 21, 2014, on our audit of the financial statements of Loxo Oncology, Inc. as of December 31, 2013 and for the period from May 9, 2013 (date of inception) to December 31, 2013. We also consent to the reference to our firm under the caption "Experts".

/s/ CohnReznick LLP
Roseland, New Jersey
July 29, 2014